                                                                    EXHIBIT 99.1

                 [REMINGTON OIL AND GAS CORPORATION LETTERHEAD]

March 21, 2002



Securities and Exchange Commission
Washington, DC 20549


Ladies and Gentlemen:

         By letter dated March 19, 2002, addressed to the Audit Committee of the Board of Directors of Remington Oil and Gas Corporation, our independent public accountants, Arthur Andersen LLP, pursuant to the requirements of Securities and Exchange Commission Release Nos. 33-8070 and 34-45590, represented that their audit of Remington Oil and Gas Corporation was subject to the Arthur Andersen's quality control systems for U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.


                                        Sincerely,

                                        /s/ JAMES A. WATT

                                        James A. Watt
                                        President and Chief Executive Officer